Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports First Quarter 2013 Results

Englewood, CO – April 26, 2013 - Westmoreland Coal Company (NasdaqGM:WLB) today reported its first quarter results for 2013.

Highlights:

•	Q1 2013 revenues grew 9.6% to $161.4 million compared with $147.2 million in Q1 2012

•	Adjusted EBITDA decreased 5.9% from $27.3 million to $25.7 million

•	Q1 2013 net loss applicable to common shareholders increased to $2.7 million from income of $0.5 million in Q1 2012

•	Cash and cash equivalents increased $9.3 million to $40.9 million during the first quarter of 2013

•	Net leverage ratio decreased from 3.0 to 2.91

•	2013 guidance for production volume, Adjusted EBITDA, and capital spending reiterated

“We consider the first quarter to be very good considering the fact that it included an outage at the Coyote plant, our Beulah Mine's primary customer, and an outage at our ROVA plant. The combined impact of these two events on the quarter was almost $6.0 million of EBITDA.” said Robert P. King, Westmoreland's Chief Executive Officer.

“Because the ROVA outage was planned and we were aware that Coyote's unplanned outage which occurred in November 2012 would extend into the first quarter, the impacts of both of these outages on the first quarter were anticipated and in line with our expectations. With both of these events behind us, we expect the second quarter to improve significantly and be stronger than last year. We remain pleased with the performance of our business and still expect 2013 adjusted EBITDA to fall in the range between $112 and $120 million, consistent with the guidance provided in our March 1, 2013 release.”

“In the first quarter, Westmoreland continued to have overall reportable and lost time incidence rates lower than the national average for surface mines. Two of our mines experienced incidents during the quarter that resulted in our overall reportable and lost time incident rates being high compared to previous performance. We have refocused our safety training and awareness efforts across the organization to improve our safety performance. We are pleased that four of our mines (Jewett, Rosebud, Absaloka and Savage) worked without a reportable injury for the quarter.”

Safety

Q1 2013 safety performance at Westmoreland mines was again better than national averages for surface operations, in line with our past experience.

	Three Months Ended March 31, 2013
	Reportable	Lost Time
Westmoreland	1.56	0.94
National Average	1.65	1.13
Percentage	94.5%	83.2%

Westmoreland News Release	Page 1 of 7	April 26, 2013

Financial Results

Westmoreland's revenues in Q1 2013 increased to $161.4 million compared with $147.2 million in Q1 2012 due to the Kemmerer acquisition and increased tonnage due to stronger power demand and favorable weather conditions. First quarter revenue growth was offset by an unplanned customer outage at the Beulah Mine and a planned annual maintenance outage at the ROVA power plant, which in 2012 occurred during the second quarter.

Westmoreland's Q1 2013 Adjusted EBITDA decreased to $25.7 million from $27.3 million in Q1 2012. This decrease was driven by the timing of the planned maintenance outage at ROVA, the Beulah Mine customer shutdown, and increased royalties and timing of maintenance costs at our Kemmerer Mine.

Westmoreland's Q1 2013 net loss to common shareholders increased by $3.2 million, from $0.5 million of income ($0.04 per basic and diluted share) in Q1 2012 to $2.7 million of loss ($0.19 per basic and diluted share) in Q1 2013.

Coal Segment Operating Results

The following table summarizes Westmoreland's Q1 2013 and Q1 2012 coal segment performance:

	Three Months Ended March 31,
			Increase / (Decrease)
	2013	2012	$	%
	(In thousands, except per ton data)
Revenues	$142,112	$126,514	$15,598	12.3%
Operating income	13,472	14,437	(965)	(6.7)%
Adjusted EBITDA	29,906	29,158	748	2.6%
Tons sold - millions of equivalent tons	6.1	5.5	0.6	10.9%

Westmoreland's first quarter 2013 coal segment revenues and Adjusted EBITDA increased primarily due to the Kemmerer acquisition and increased tonnage demand due to stronger power demand and favorable weather conditions. These increases were partially offset by an unplanned customer outage at the Beulah Mine and increased royalties and timing of maintenance costs at the Kemmerer Mine.

Power Segment Operating Results

The following table summarizes Westmoreland's Q1 2013 and Q1 2012 power segment performance:

	Three Months Ended March 31,
			Increase / (Decrease)
	2013	2012	$	%
	(In thousands)
Revenues	$19,336	$20,722	$(1,386)	(6.7)%
Operating income	(1,003)	2,789	(3,792)	(136.0)%
Adjusted EBITDA	1,709	5,467	(3,758)	(68.7)%
Megawatts hours	340	373	(33)	(8.8)%

Westmoreland's power revenues and Adjusted EBITDA for the first quarter of 2013 decreased due to a planned annual maintenance outage at the ROVA power plant. In 2012, this planned maintenance outage occurred during the second quarter.

Nonoperating Results

Heritage and Corporate expenses for Q1 2013 remained at levels consistent with Q1 2012.

Interest expense for Q1 2013 increased to $10.2 million from $9.9 million in Q1 2012 as a result of the Kemmerer acquisition debt issued in January 2012.

Westmoreland News Release	Page 2 of 7	April 26, 2013

Cash Flow, Liquidity, and Leverage

Q1 2013 operating cash flows increased to $21.2 million, enabling a strong ending cash position of $40.9 million. Total debt repayment during Q1 2013 was $6.6 million.

As of March 31, 2013, Westmoreland had total liquidity of $84.0 million, including cash on hand, and $23.1 million and $20.0 million of credit availability under the WML and corporate revolving lines of credit, respectively. Both of the credit facilities had no borrowings with one outstanding letter of credit in the amount of $1.9 million on the WML line.

During Q1 2013, Westmoreland's Net Leverage Ratio decreased to 2.91.

	March 31,	December 31,
Leverage Ratios	2013	2012
	(In millions)
Gross Debt	356.3	361.0
Less:
Cash & Cash Equivalents	40.9	31.6
Debt Service Reserves	13.1	13.1

Net Debt	302.3	316.3

Adjusted EBITDA (for the twelve months ended)	103.8	105.4

Gross Leverage	3.43	3.43
Net Leverage	2.91	3.00

Conference Call

A conference call regarding Westmoreland Coal Company's first quarter 2013 results will be held on April 26, 2013, at 10:00 a.m. Eastern Time. Call-in numbers are:

Live Participant Dial In (Toll Free): 877-407-9210
Live Participant Dial In (International): 201-689-8049

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company's coal operations include sub-bituminous coal mining in the Powder River Basin in Montana and Wyoming, and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Westmoreland News Release	Page 3 of 7	April 26, 2013

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, including that Westmoreland may not achieve the projected sales tons, adjusted EBITDA or capital expenditure targets. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 4 of 7	April 26, 2013

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands, except per share data)
Revenues	$161,448	$147,236
Cost, expenses and other:
Cost of sales	130,421	110,763
Depreciation, depletion and amortization	14,426	13,289
Selling and administrative	11,887	13,535
Heritage health benefit expenses	3,951	3,810
Loss on sales of assets	(234)	38
Other operating income	(4,737)	(3,284)
	155,714	138,151
Operating income	5,734	9,085
Other income (expense):
Interest expense	(10,160)	(9,883)
Interest income	297	406
Other income	70	177
	(9,793)	(9,300)
Loss before income taxes	(4,059)	(215)
Income tax expense	28	7
Net loss	(4,087)	(222)
Less net loss attributable to noncontrolling interest	(1,702)	(1,080)
Net loss attributable to the Parent company	(2,385)	858
Less preferred stock dividend requirements	340	340
Net income (loss) applicable to common shareholders	$(2,725)	$518

Net income (loss) per share applicable to common shareholders:
Basic and diluted	$(0.19)	$0.04
Weighted average number of common shares outstanding
Basic	14,282	13,861
Diluted	14,282	13,968

Westmoreland News Release	Page 5 of 7	April 26, 2013

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands)
Cash Flow
Net cash provided by operating activities	$21,216	$12,988
Net cash used in investing activities	(5,725)	(102,571)
Net cash provided by (used in) financing activities	(6,249)	108,907

	March 31, 2013	December 31, 2012
	(In thousands)
Balance Sheet Data
Total cash and cash equivalents	$40,852	$31,610
Total assets	943,015	$936,115
Total debt	356,286	360,989
Working capital deficit	(2,950)	(11,600)
Total deficit	(286,530)	(286,231)

Common shares outstanding	14,365	14,201

The tables below show how we calculated Adjusted EBITDA, including a breakdown by segment, and reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Concerning the Year Ended December 31, 2012 column, please refer to our Annual Report on Form 10-K for the year ended December 31, 2012. The Twelve Months Ended March 31, 2013 column is calculated from the prior three columns.

	Three Months Ended March 31,
	2013	2012
	(In thousands)
Adjusted EBITDA by Segment
Coal	$29,906	$29,158
Power	1,709	5,467
Heritage	(4,175)	(4,010)
Corporate	(1,784)	(3,286)
Total	$25,656	$27,329

Westmoreland News Release	Page 6 of 7	April 26, 2013

	Three Months Ended March 31,		Year Ended December 31,	Twelve Months Ended March 31,
	2013	2012	2012	2013
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net loss	$(4,087)	$(222)	$(13,662)	$(17,527)

Income tax expense (benefit)	28	7	90	111
Other loss (income)	(70)	(177)	(723)	(616)
Interest income	(297)	(406)	(1,496)	(1,387)
Loss on extinguishment of debt	—	—	1,986	1,986
Interest expense	10,160	9,883	42,677	42,954
Depreciation, depletion and amortization	14,426	13,289	57,145	58,282
Accretion of ARO and receivable	3,180	2,853	12,189	12,516
Amortization of intangible assets and liabilities	164	162	658	660
EBITDA	23,504	25,389	98,864	96,979

Loss on sale of assets	(234)	38	528	256
Share-based compensation	2,386	1,902	6,040	6,524
Adjusted EBITDA	$25,656	$27,329	$105,432	$103,759

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 7 of 7	April 26, 2013